Exhibit 99.1

Catalyst Pharmaceuticals Announces Filing of Patent Infringement Actions Against Jacobus Pharmaceuticals and PantherRx

CORAL GABLES, Fla., October 19, 2020 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced that it has filed a lawsuit in the U.S. District Court for New Jersey against Jacobus Pharmaceuticals, Inc. (Jacobus), and a lawsuit in the U.S. District Court for the Western District of Pennsylvania against PantherRx Rare LLC (PantherRx) for infringement of U.S. Patent No. 10,793,893 (the ’893 patent). The ’893 patent is exclusively licensed to Catalyst Pharmaceuticals and covers certain methods for treating disease using amifampridine drug products, including Catalyst’s Firdapse® product, in patients who are slow metabolizers of amifampridine.

The lawsuit arises from Jacobus’ and PantherRx’s sales and marketing of Ruzurgi® (amifampridine, 10 mg). The lawsuit alleges that the Ruzurgi® product infringes the ‘893 patent when administered in accordance with its product labeling. The lawsuit seeks damages and injunctive relief to prevent further marketing of Ruzurgi® in violation of Catalyst’s patent rights.

“Catalyst has invested significant resources in neuromuscular drug discovery and in building an intellectual property portfolio that aids in the discovery and development of drugs for the treatment of rare neurodegenerative diseases that are without a safe and effective FDA approved therapy,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “We intend to diligently and vigorously protect our patent rights for the benefit of our company and our stockholders and prevent infringing use by others. Catalyst remains confident in its patent portfolio, and has filed several additional patent applications claiming priority from the ‘893 patent to enhance the protection of the Firdapse® patent estate.”

About Firdapse®

Firdapse® (amifampridine) 10 mg tablets is an oral, nonspecific, voltage-dependent, potassium (K+) channel blocker that causes depolarization of the presynaptic membrane and slows or inhibits repolarization. This action results in the opening of slow voltage-dependent calcium (Ca2+) channels, allowing for a subsequent influx of Ca2+. In turn, it induces the exocytosis of synaptic vesicles containing Acetylcholine (ACh) to release more ACh into the synaptic cleft, enhancing neuromuscular transmission, and providing for improved muscle function.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States. Further, Canada’s national healthcare regulatory agency, Health Canada, recently approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) the scope of protection from competition provided by the patent, (ii) whether Catalyst’s lawsuits will be successful, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for fiscal year 2019 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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